Exhibit 99.1
Saia Reports Second Quarter Earnings Per Share of $0.12
Revenues were $231 million, an increase of 6 percent from prior year quarter
JOHNS CREEK, GA. — July 29, 2010 — Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier, today reported improved second quarter 2010 results on stronger revenue, improved pricing fundamentals and solid cost performance.
Second Quarter 2010 Compared to Second Quarter 2009 Results
•	Revenues were $231 million, an increase of 6 percent from the prior year quarter.

•	Operating income was $5.9 million compared to operating loss of $0.4 million in the prior year quarter.

•	Earnings per share were $0.12 vs. losses per share of $0.13 in the prior year quarter.

•	Operating ratio was 97.5 vs. 100.2 in the prior year quarter.

•	LTL tonnage increased by 1.6 percent from the prior year quarter as LTL shipments per workday were down 2.4 percent with a 4.1 percent increase in weight per shipment.

•	LTL yield was up 2.9 percent from the prior year quarter due to the impact of measured pricing actions and higher fuel surcharge.
“I am encouraged that improvements in the environment during 2010 have permitted us to implement prudent pricing actions allowing us to produce materially better results than the prior year quarter. These pricing actions have resulted in deselecting a number of unprofitable accounts and obtaining increases on the majority of our contracts that were renewed during the quarter. This is a clear reversal from the pricing and challenging volume environment in which we have been operating,” said Rick O’Dell, president and chief executive officer.
“We continue to perform well with respect to service and productivity initiatives which produced improvements in terminal cost per freight bill over the same quarter last year. Our cargo claims ratio improved again this quarter making it the best we have had in six years. Additionally, we are pleased to note that we had another good quarter with regard to safety. Moreover, our engineered cost initiatives are also contributing as we have achieved a 3.7 percent reduction in city miles from the implementation of our enhanced city dispatch system which was fully installed at all terminals in June,” continued O’Dell.
“Though our absolute results remain challenged by the overall economy, we are continuing our strategy of addressing pricing and remain focused on our cost and quality initiatives. As always, Saia’s dedicated employees remain focused on providing best in class customer service. We believe Saia is well positioned to take advantage of any future industry consolidations and to capitalize on what appears to be improving industry fundamentals,” O’Dell said.

Saia, Inc. Second Quarter 2010 Results

Year to Date 2010 Compared to Year to Date 2009 Results
•	Revenues were $444 million compared to $425 million in the prior year period, an increase of 4.5 percent.

•	Operating income was $3.7 million compared to operating loss of $7.9 million in the prior year period.

•	Net loss was $1.2 million compared to net loss of $8.0 million in the prior year period.

•	Losses per share were $0.08 compared to losses per share of $0.60 in the prior year period.

•	Operating ratio was 99.2 vs. 101.8 in the prior year.
Financial Position and Capital Expenditures
Total debt was $90.0 million at June 30, 2010. Net of the Company’s $13.6 million cash balance at quarter-end, net debt to total capital was 27.4 percent. This compares to total debt of $116.3 million and net debt to total capital of 37.5 percent in the prior year quarter.
Net capital expenditures for the first six months of 2010 were $0.2 million. This compares to $4 million in the prior year period. The Company is planning net capital expenditures in 2010 of approximately $10 million. This reduced level is due to the uncertain economic environment and will be reevaluated as tonnage improves.
Conference Call
The Company will hold a conference call to discuss these results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 1-800-776-9057 or dial 913-312-9321 for international calls and using conference ID #4878983. Callers should dial in five to 10 minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com and will be archived on the site. A replay of the call will be available two hours after the completion of the call through August 5, 2010. The replay is available by dialing 1-888-203-1112 or 719-457-0820.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 147 terminals, Saia employs 7,400 people. For more information, visit the Investor Relations section at www.saia.com.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the

Saia, Inc. Second Quarter 2010 Results

Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of ongoing litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.
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CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com
678.542.3910

Saia, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$13,629	$8,746
Accounts receivable, net	101,435	87,507
Prepaid expenses and other	37,679	38,300

Total current assets	152,743	134,553

PROPERTY AND EQUIPMENT:
Cost	613,202	615,803
Less: accumulated depreciation	308,422	292,443

Net property and equipment	304,780	323,360

OTHER ASSETS	7,755	8,513

Total assets	$465,278	$466,426

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$48,106	$46,997
Wages and employees’ benefits	22,379	18,793
Other current liabilities	32,420	36,981
Current portion of long-term debt	8,571	—

Total current liabilities	111,476	102,771

OTHER LIABILITIES:
Long-term debt, less current portion	81,429	90,000
Deferred income taxes	41,867	41,867
Claims, insurance and other	27,897	29,107

Total other liabilities	151,193	160,974

SHAREHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	202,204	201,041
Deferred compensation trust	(2,729)	(2,737)
Retained earnings	3,118	4,361

Total shareholders’ equity	202,609	202,681

Total liabilities and shareholders’ equity	$465,278	$466,426

Saia, Inc. and Subsidiary
Consolidated Statements of Operations
For the Quarters and Six Months Ended June 30, 2010 and 2009
(Amounts in thousands, except per share data)
(Unaudited)

	Second Quarter		Six Months
	2010	2009	2010	2009
OPERATING REVENUE	$231,342	$218,433	$443,566	$424,535

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	121,421	125,679	238,885	253,314
Purchased transportation	22,011	17,505	39,446	31,366
Fuel, operating expenses and supplies	58,380	47,734	114,282	93,220
Operating taxes and licenses	9,173	8,862	18,387	17,852
Claims and insurance	5,411	9,063	10,496	16,674
Depreciation and amortization	9,222	9,991	18,527	20,022
Operating gains, net	(150)	(2)	(206)	(61)

Total operating expenses	225,468	218,832	439,817	432,387

OPERATING INCOME (LOSS)	5,874	(399)	3,749	(7,852)

NONOPERATING EXPENSES:
Interest expense	2,685	2,514	5,758	5,316
Other, net	63	(75)	(252)	(54)

Nonoperating expenses, net	2,748	2,439	5,506	5,262

INCOME (LOSS) BEFORE INCOME TAXES	3,126	(2,838)	(1,757)	(13,114)
Income tax expense (benefit)	1,146	(1,091)	(514)	(5,078)

NET INCOME (LOSS)	$1,980	$(1,747)	$(1,243)	$(8,036)

Average common shares outstanding — basic	15,703	13,344	15,700	13,345

Average common shares outstanding — diluted	16,124	13,344	15,700	13,345

Basic earnings (loss) per share	$0.13	$(0.13)	$(0.08)	$(0.60)

Diluted earnings (loss) per share	$0.12	$(0.13)	$(0.08)	$(0.60)

Saia, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the Six Months Ended June 30, 2010 and 2009
(Amounts in thousands)
(Unaudited)

	2010	2009
OPERATING ACTIVITIES:
Net cash provided by operating activities	$5,049	$9,734

Net cash provided by operating activities	5,049	9,734

INVESTING ACTIVITIES:
Acquisition of property and equipment	(560)	(4,949)
Proceeds from disposal of property and equipment	337	584

Net cash used in investing activities	(223)	(4,365)

FINANCING ACTIVITIES:
Repayment of long-term debt	—	(20,250)
Proceeds from stock option exercises	57	—
Payment of debt issuance costs	—	(1,758)

Net cash provided by (used in) financing activities	57	(22,008)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,883	(16,639)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,746	27,061

CASH AND CASH EQUIVALENTS, END OF PERIOD	$13,629	$10,422

Saia, Inc. and Subsidiary
Financial Information
For the Quarters Ended June 30, 2010 and 2009
(Amounts in thousands)
(Unaudited)

					Second Quarter
		Second Quarter		%	Amount/Workday		%
		2010	2009	Change	2010	2009	Change
Workdays					64	64

Operating ratio		97.5%	100.2%

F/S Revenue	LTL	213,850	204,632	4.5	3,341.4	3,197.4	4.5
	TL	17,492	13,801	26.8	273.3	215.6	26.8
	Total	231,342	218,433	5.9	3,614.7	3,413.0	5.9

Revenue excluding	LTL	214,308	204,882	4.6	3,348.6	3,201.3	4.6
revenue recognition	TL	17,530	13,817	26.9	273.9	215.9	26.9
adjustment	Total	231,838	218,699	6.0	3,622.5	3,417.2	6.0

Tonnage	LTL	918	903	1.6	14.34	14.11	1.6
	TL	186	161	16.0	2.91	2.51	16.0
	Total	1,104	1,063	3.8	17.25	16.62	3.8

Shipments	LTL	1,642	1,683	(2.4)	25.66	26.29	(2.4)
	TL	26	23	17.0	0.41	0.35	17.0
	Total	1,669	1,705	(2.1)	26.08	26.65	(2.1)

Revenue/cwt.	LTL	11.68	11.35	2.9
	TL	4.71	4.30	9.4
	Total	10.50	10.28	2.1

Revenue/shipment	LTL	130.48	121.74	7.2
	TL	662.24	610.95	8.4
	Total	138.91	128.23	8.3

Pounds/shipment	LTL	1,117	1,073	4.1
	TL	14,071	14,204	(0.9)
	Total	1,323	1,247	6.1